Exhibit 10.1

ADVERTISING REPRESENTATION AGREEMENT

This Advertising Representation Agreement (this "Agreement") is entered into effective as of February 1, 2014 (the "Effective Date") by and between Woven Digital, LLC, a Delaware limited liability company ("Woven"), and Idle Media, Inc. ("Publisher"). In consideration of the terms, conditions and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Woven and Publisher hereby agree as follows:

AGREEMENT

1. Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

(a) "Advertiser" means any Person engaged in creating, placing or utilizing Advertisements, including, without limitation, any direct advertiser, advertising agency or marketing representative.

(b) "Advertisements" means any and all text, in-text, graphical, audio, video or other promotional activity that appears on or in connection with the Property and that promotes the availability of any third party products, services or merchandise including any advertisements sold through third party advertising networks, in excess of $2.00 CPM. This shall include homepage skins, premium IAB units, sponsored mixtapes, cover art, takeovers and other custom advertising products.

(c) "Advertisement Code" means HTML code that, when rendered. on a browser displaying the web page on which it is placed, calls a server for an Advertisement.

(d) "Advertising Revenue" shall mean all revenue actually received by Woven with respect to the display of Advertisements on the Property.

(e) "Net Revenue" means the revenue actually received by Woven from advertisements on Publisher site(s) less refunds, discounts, commissions, creative/production costs, and applicable ad-serving fees.

(f) "Person" means an individual, corporation, partnership, 1 i m ted partnership, limited liability company, advertising agency, syndicate, trust, association or other entity

(g) "Property" means the websites located at the URL's www.datpifficom and www.hiphopearly.com, including any and all extensions of such URL, subdomains of such URL and mobile versions thereof, and/or all third party websites to which Publisher has the right to deliver Advertisements.

(h) "Serving Fees" means refunds, advertisement serving and trafficking fees, advertisement operation fees, advertisement production fees, brand research fees, rich media fees and expenses as reasonably related to advertisements brokered by Woven.

(i) "Territory" means the United States.

2. Services.

(a) Exclusive Representation. Publisher hereby grants to Woven the exclusive right, within the Territory, to represent the Property to Advertisers, negotiate with Advertisers and sell all Premium Advertisements on the Property. With respect to the Territory, Publisher is not permitted to approach advertisers to sell Advertisements on the Property or represent the Property to Advertisers unless in the ordinary course of business, and Publisher shall not discuss, negotiate with or enter into any agreement with any direct advertiser, advertising agency, marketing representative or Person providing similar services regarding the sale of Advertisements on the Property in the Territory.

(b) Non-Exclusive Representation. In addition to the exclusive right granted in Section 2(a), Publisher hereby grants to Woven the non-exclusive right, outside of the Territory, to represent the Property to Advertisers, negotiate with Advertisers and sell Advertisements on the Property.

(c) Traffic Measurement. During the Term (as defined below), Publisher authorizes Woven to aggregate the Property's traffic under Woven's name or the name of any Woven affiliate, with any third party traffic and audience measurement and/or reporting services (e.g., comScore, Media Metrix, Nielsen Net Ratings @Plan), and Woven agrees to execute documents reasonably necessary to effectuate this authorization.

3. Payment Terms and Collections.

(a) Premium Advertising Payments (Desktop & Mobile). Woven uhall pay to Publisher 65% of the Net Revenue generated by Premium Advertisements delivered by Woven on the Property. Woven shall make payment in U.S. dollars of Net Revenue owing to Publisher within thirty (30) days following the end of the month in which payment of such Net Revenue was actually recehved by Woven. Publisher shall be responsible for and shall pay any applicable sales, use, income or other taxes or duties, tariffs or the like applicable to such Net Revenue. Additionally, Woven agrees to pay Publisher a Minimum Guarantee of $70,000 per month within fifteen (15) days following the end of each month. (a) It is mutually understood that Idle Media, Inc will occasionally take direct Advertisements on its websites, however, should the Gross amount exceed $5,000, it is expected that Wove► Digital, LLC will fulfill these campaigns.

(b) Remnant and. Ancillary Revenue: Payments (Desktop and Mobile Web, Widgets, Cube on other sites, social sharing, etc.):. Woven shall pay to Publisher 80% of the Net Revenue generated by ancillary revenues generated as a direct result of Woven's efforts. As used herein, "ancillary revenue" shall mean revenue generated outside of premium and remnant and may include, but is not limited to, revenue generated through video advertisements, social advertisements, :plug-ins, widgets, traffic acquisition, and promotions. Woven shall make payment ninety (90) days following the month in which such Advertisements were delivered on the Property.

(c) Woven will generate monthly statements to Advertisers and use its commercially reasonable efforts to collect its accounts receivable with respect to Advertiser;; provided, however, that Woven is not obligated or required to bring any lawsuit or engage any collection services to recover same.

4.     Publisher Obligations and Warranties.

(a)     Publisher shall be obligated to implement the Advertisement Code for all Advertisement(s) sold by Woven in accordance with the instructions of any insertion order, inventory purchase order or other instructions conveyed by Woven. Publisher's obligation to implement the Advertisement Code for all Advertisements pitched or sold by Woven prior to expiration or termination of this Agreement shall survive the expiration or earlier termination of this Agreement.

(b)     In the event of any conflict between any Advertisement sold by Woven in the Territory and any Advertisement sold by Publisher or through another network or agency, Woven's Advertisement shall have first priority and placement and Publisher shall take whatever actions are necessary to discontinue running the conflicting Advertisement(s).

(c)     Publisher acknowledges that Woven has no responsibility to review the content of the Property and covenants that the Property shall not contain, or contain links to, content: promoting the use of illegal substances; pornography; content promoting illegal activity, racism, hate, "spam," mail fraud, pyramid schemes or investment opportunities CT advice not permitted by law; content that is libelous, defamatory, contrary to public policy or otherwise unlawful; or malicious code, adware, spyware or drive-by download applications.

(d)     Woven shall not be liable to Publisher for any Net Revenue arising out of activity that is deceptive or fraudulent in nature and Publisher shall not directly or indirectly engage in any fraudulent activity (e.g., activities that are intended to inflate clicks or impressions, the display of any Advertisements in pop-ups, pop-unders, exit windows, expending buttons, animation or other similar methods, or the placement of Advertisements an unapproved websites, in emails or any other location which has not been approved by Woven). If any payment to Publisher under this Agreement derives from such activity, Woven may, at its option, offset the amount of such payment against any future payments to Publisher or, at Woven's written request, Publisher shall immediately repay such payment in full to Woven.

(e)     Publisher hereby represents, warrants and covenants that use of the Property by Woven or any of Woven's Advertisers will not infringe upon any third party intellectual property rights, including trademarks, patents, copyrights, rights of publicity, moral rights, music performance or other music-related rights, or any other third party right.

(f)     Publisher shall add Woven as an administrator and/or trafficker in Publisher's ad server (i.e. DFP) in order for Woven to manage premium and remnant advertising in real time.

(g)     Publisher and Woven agree not to directly or indirectly circumvent each other. The term "circumvent" as used herein shall mean that neither Publisher nor Woven will engage in relationships that were introduced by the other without the consent of the other party. Woven maintains relationships with remnant demand partners and content syndication companies, which Publisher agrees not to work with directly barring any documented and active relationships established prior to ithe effective date of this Agreement.

(h)     In the event Publisher receives an offer from any party relating to the Property and related business holdings and wishes to accept it, Publisher shall provide Woven written notice of its desire or intention to sell the Property and related business holdings accompanied by a copy of such offer. Upon receipt of said written notice, Woven shall have thirty (30) days from the date of receipt within in which to give Publisher notice that it desires to meet or beat the provided offer and purchase the Property and related business holdings.

(1) Advertisers in various territories require websites to represent compliance with the terms and conditions of certain government bodies or private organizations. Wovert's sales efforts in those territories require compliance with certain standards as set by organizations such as "LASH" (for AU and the UK) or related organizations such as the "lAB" (in Canada and the United States) or such other organization as is or may subsequently be established (together, "Ad Organizations"). Publisher agrees to make, and observe the requirements of, such representations and shall execute all forms relating to the requirements of Ad Organizations as may be required from time to time. Publisher understands that terms required by these Ad Organizations may be updated and/or revised from time to time and Publisher agrees to such updated or revised terms as they may be communicated to Publisher from time to time, via email, public posting or in a separate signed agreement. Publisher agrees to promptly return any supplementary agreement requested of it by Woven relating to compliance with such terms or conditions as may be established by Ad Organizations.

5. Privacy Matters. Woven and/or some of its advertising partners use third party advertising companies ("Ad Serving Services") to serve Advertisements on partner websites, including Double Click. Ad Serving Services may employ cookie technology to measure Advertisement effectiveness and may collect information about user visits to the Property. As a condition of Wo ven's entering into this Agreement, Publisher represents that the Property at all times will feature an easy-to-understand privacy policy, linked, at a minimum, conspicuously from the Property's home page(s), 'Kith a link that contains the word "Privacy," that (a) properly discloses the use of the Ad Serving Services in accordance with applicable law (including industry self-regulation or standard practices proposed by organizations such as the Network Advertising Initiative, Privacy Alliance or TRUSTe), including, without limitation, (i) the use of third party advertising technology, (ii) the data collection and other uses of the Ad Serving Services, and (iii) any reporting and/or targeting activities, and (b) offers the user an opportunity to opt out from such collection and use via a live hyperlink to an opt out service such as the Network Advertising Initiative: http://www.networkadvertising.org/managing/opt_outasp.

6. Confidentiality. The parties hereto agree not to use or divulge to any third party any confidential, non-public and/or proprietary information (collectively, the "Confidential Information") belonging to the other party and received in connection with the performance of this Agreement, unless (a) the Confidential Information is in or enters the public domain other than by a breach of the receiving party, or (b) the receiving party obtains the Confidential information lawfully from a third party who is authorized to disclose the Confidential Information, or (c) the receiving party :is required to disclose the Confidential Information by law, regulation or an order of a court of competent .jurisdiction. Immediately upon termination of this Agreement, each party shall return to the other party or destroy all of that other party's Confidential Information. For the sake of clarity, Woven's Confidential Information includes all pricing information with respect to Advertisements. Furthermore, the terms and existence of this Agreement shall be deemed each party's Confidential Information. Notwithstanding the foregoing, each party shall have the right to refer to and reasonably promote its business relationship with the other party.

7. Term and Termination.

(a)     The term of this Agreement (the "Term") shall commence as of the Effective Date and shall remain in effect until one day prior to the eleven (11) month anniversary of the Effective Date. Thereafter, this Agreement will automatically 'renew for an additional twelve (12) month period (a "Renewal Term") (such twelve (12) month period to be included in the "Term") unless notified by Publisher within sixty (60) days of the end then current term.

(b)     This Agreement may be terminated: (i) by the mutual consent of Woven and Publisher; or (ii) by either party, if, during the Term, the other party materially breaches this Agreement and such breach shall continue for ten (10) days after the party has delivered to the other party notice of such failure or breach; provided, that if the breach is reasonably incurable (e.g., breach of confidentiality obligation, etc.), then the terminating party shall have the right to terminate this Agreement immediately.

(c)     Sections 1, 3, 4, 5, 6, 7(c), and 8 through 13 (inclusive) will survive termination or expiration of this Agreement as will any cause of action or claim of either party, whether in law or in equity, arising out of any breach or default.

8. Exclusion of Damages; Disclaimer of Warranties; Limitation of Liability. EXCEPT WITH RESPECT TO THE FULFILLMENT OF A PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT, AND IRRESPECTIVE OF WHETHER THE PARTIES HAVE ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. OTHER THAN AS EXPRESSLY SET FORTH HEREIN, NEITHER. PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER HEREOF, AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE AGGREGATE LIABILITY OF WOVEN ARISING FROM, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE AMOUNTS PAID AND OWING TO PUBLISHER HEREUNDER FOR THE SIX (6) MONTHS PRECEDING THE TIME WHEN THE CLAIM UNDERLYING SUCH LIABILITY AROSE.

9. General Representations and Indemnification.

(a)     Each of the parties hereto represents and warrants to the other that: (i) it has the right, power and authority to enter into and to fully perform this Agreement and that such performance will not breach any agreement or applicable law; (ii) when executed and delivered, this Agreement shall constitute a valid and binding obligation of such party; and (iii) it has not entered and shall not enter into any agreement or arrangement that could reasonably be expected to limit the performance of its obligations, or diminish or impair the rights of the other party, hereunder.

(b)     Each party hereto (the "indemnifying party") shall indemnify, defend and hold the other party and its respective affiliates, officers, directors, managers, members, employees and agents harmless from and against any and all costs, liabilities, losses, damages and expenses, including reasonable attorneys' fees and court costs, and amounts paid in settlement, resulting from or arising out of any claim, suit, action or proceeding brought against the other party (the "indemnified party") by a third party based on: (i) allegations that, if true, would constitute a breach of any of the representations, warranties, covenants or obligations made by the indemnifying party in this Agreement; (ii) any product liability claims with respect to the indemnifying party's (and its affiliates') products; or (iii) the indemnifying party's gross negligence or willful misconduct. The indemnified party shall provide the indemnifying party with such reasonable cooperation and assistance as may reasonably be required from time to time in the defense of any such claim, suit, action or proceeding.

10. Notices. Any notice or other communication under this Agreement shall be given in writing and either: (a) delivered in person; (b) transmitted by facsimile; or (c) delivered by an overnight commercial delivery service to the party to which such notice or communication is to be given, at the address set forth below or to such other address as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective, (i) if given by an overnight commercial delivery service, one business day after such notice or communication is deposited with such service and addressed as aforesaid, and (ii) if given by personal delivery or facsimile, when actually received, as evidenced by appropriate receipts, facsimile "answer-back" print-outs or other similar documentation.

11. Choice of Law; Venue. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of California without regard to conflicts of laws principles. Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be subject to the exclusive jurisdiction of the state and federal courts located in Los Angeles County, California and the parties agree and submit to the personal and exclusive jurisdiction and venue of such courts.

12. Assignment. This Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns and may be assigned without the consent of the other party only by either party in connection with any reorganization, Change of Control (as defined below), or similar transaction. The written consent of a party relating to any other type of assignment of this Agreement by the other party shall not be unreasonably withheld or delayed. A "Change of Control" means a merger, acquisition, sale of voting control or sale of substantially all of the assets of a party such that the current shareholders, members or owners of the respective party prior to such transaction do not hold more than fifty percent (50%) of the voting power of the acquiring or surviving entity.

13. Miscellaneous. This Agreement contains the entire understanding of the parties hereto regarding the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between the parties, whether written or oral, regarding its subject matter. Each term of this Agreement may be modified, supplemented, amended or waived only by a writing signed by both parties that expressly modifies, supplements, amends or waives such term. Except as expressly provided herein, this Agreement does not create any third party rights whatsoever. No fai lure or delay by a party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall remain in full force and effect. This Agreement shall be construed as if drafted equally by both parties. This Agreement may be executed in counterparts, both of which taken together shall constitute one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile itransmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf') form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Advertising Representation Agreement as of the Effective Date.

WOVEN:

WOVEN DIGITAL, LLC

By:
Name:
Title:

Notices to:
Woven Digital, LLC
Attn. Alex Boyce
10381 Jefferson Blvd.
Culver City, CA 90232
Fax: (310) 496-0497

PUBLISHER: Idle Media, Inc
By:	/s/ Marcus Frasier
Name:	Marcus Frasier
Title:	CEO

Notices to: Idle Media, Inc. Attn: Marcus Frasier 216 South Centre Avenue Leesport, PA 19533

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